UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 10, 2012

Date of earliest event reported: September 10, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100,

Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

During the third quarter of 2012, MRC Global Inc. (the “Company”) purchased in the open market $86.7 million in face amount of the Company’s 9.50% senior secured notes due 2016 for $94.6 million. The purchases were funded from drawings against the Company’s global asset-based lending facility, and the weighted average price of these purchases was $109.09 per $100 of face value. These purchases are consistent with the Company’s strategy following its initial public offering of the Company’s common stock to reduce its long-term debt, reduce its interest expense and continue its efforts to improve the Company’s cash flow. The Company is expected to record an after-tax charge of $6.5 million in the third quarter of 2012, or an earnings per share impact of approximately six cents per share. The Company expects to reduce its interest expense (inclusive of reduced amortization expense for original issuance discount and debt issuance costs) as a result of the purchases by approximately $7.1 million per year pre-tax ($4.5 million per year after-tax) on a run rate basis during the remaining term of the notes, or about four cents per share after-tax earnings per share benefit, assuming current shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2012

MRC GLOBAL INC.

By:	/s/ James E. Braun
James E. Braun
Executive Vice President and Chief Financial Officer

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